Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD POSTS 27th CONSECUTIVE QUARTER OF COMPARABLE PERIOD GROWTH

WITH FOURTH QUARTER SALES UP 35% AND NET INCOME UP 33%

Newport Beach, CA – March 7, 2006 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter Highlights – versus fiscal 2004 fourth quarter

•	Net sales increased 35% to $61.5 million.

•	Operating income rose 33% to $13.2 million.

•	Net income grew 33% to $7.9 million.

2005 Highlights – versus 2004

•	Net sales rose 26% to $189.8 million.

•	Operating income was up 29% to $32.3 million.

•	Net income grew 31% to $19.0 million.

Eric Wintemute, President and CEO of American Vanguard, stated, “2005 was a very successful year for American Vanguard on many accounts. We achieved strong growth in sales and earnings, added four products to our portfolio – two through acquisition and two through license – and set the stage for additional transactions, one of which closed in January.”

Mr. Wintemute continued, “During the fourth quarter, we began selling Thimet® (phorate), the insecticide product line we acquired from BASF in November. With sales of approximately €14 million in 2004, Thimet represents our largest acquisition to date. This product exceeded our sales expectations in the fourth quarter, and should be an important contributor to our 2006 results. Additionally, we have begun exploring further market opportunities for Thimet. The second acquisition we completed in 2005 was the Avenge® cereal herbicide product line, which we also acquired from BASF. Avenge generated sales of approximately €1.2 million in 2004, and is complementary to our herbicide portfolio.

“With regard to our licensing agreements, during 2005 we licensed Impact™, a new corn herbicide, from BASF. We initiated sales of Impact in the first quarter of 2006, representing our first launch of a newly registered active ingredient. 2006 will be a ramp-up year for Impact, but we are very optimistic about its prospects, and expect it to become a significant sales driver in future years. We also entered into a licensing agreement with Washington State University Research Foundation that will enable American Vanguard to develop, register and commercialize a highly effective potato sprout inhibitor for post-harvest use in the US and Canada. We are hopeful to launch products under this agreement in late 2008.”

Recent Developments

Mr. Wintemute continued, “In January, we entered into a licensing agreement with Dow AgroSciences to market, sell and distribute Lorsban 15G insecticide through our SmartBox delivery system in the US. This represents the fifth product we are marketing through SmartBox, but the first we have licensed for use outside of corn and soybeans. This license is an important opportunity to further position SmartBox as the delivery system of choice for granular insecticides.

“Also in January, we established our Swiss subsidiary and accordingly opened an office in Basel, Switzerland. Vince Pascarelli, a 30-year industry veteran, joined our team to head the new operations, which enhance our international presence and improve our ability to capitalize on growth opportunities in European and other international markets.

“Today, the Company’s shares will begin trading on the New York Stock Exchange. We were drawn to the NYSE because of the new hybrid platform currently being implemented. This platform will permit both electronic and specialist-assisted trading, which should appeal to a wide range of investors and dampen intraday price volatility. The NYSE listing is also reflective of the Company’s growth and achievements, and should increase American Vanguard’s exposure and trading liquidity,” added Mr. Wintemute.

Outlook

Mr. Wintemute concluded, “Regarding our outlook, we are once again optimistic that the Company’s diverse and growing portfolio of niche products, talented employees and effective operating structure will produce double-digit growth in sales and net income in 2006. As we have stated previously, we are not comfortable providing more specific financial guidance since our results are subject to unpredictable factors including pest pressure and weather conditions.

“The environment for license and acquisition opportunities certainly remains attractive. Our recent $23.4 million private equity placement enabled us to reduce the debt incurred for our November acquisition of Thimet, and established greater financial flexibility for us to actively pursue more additions to our product portfolio. We look forward to reporting on American Vanguard’s continued development.”

FAS 123R

American Vanguard will begin expensing stock options in the first quarter of 2006, in accordance with Financial Accounting Standard (FAS) 123R. The expense is expected to total approximately $500,000 for fiscal year 2006.

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Tuesday, March 7, 2006. Interested parties may participate in the call by dialing 706-679-3155 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 5665376). The conference call will also be broadcast live over the Internet via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till
LTill@equityny.com
(212) 836-9610

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the Three Months ended December 31		For the Year ended December 31
	2005	2004	2005	2004
Net sales	$61,487,000	$45,520,000	$189,796,000	$150,855,000
Cost of sales	31,307,000	20,645,000	104,117,000	78,597,000

Gross profit	30,180,000	24,875,000	85,679,000	72,258,000
Operating expenses	16,979,000	14,966,000	53,412,000	47,300,000

Operating income	13,201,000	9,909,000	32,267,000	24,958,000
Interest expense	562,000	297,000	1,720,000	1,310,000
Interest income	(17,000)	(8,000)	(29,000)	(13,000)
Interest capitalized	(111,000)	(22,000)	(363,000)	(72,000)

Income before income tax	12,767,000	9,642,000	30,939,000	23,733,000
Income tax expense	4,916,000	3,761,000	11,937,000	9,256,000

Net income	$7,851,000	$5,881,000	$19,002,000	$14,477,000

Earnings per common share (1)	$0.43	$0.33	$1.04	$0.81

Earnings per common share -assuming dilution (1)	$0.40	$0.31	$0.98	$0.76

Weighted average shares outstanding (1)	18,287,031	18,021,846	18,258,134	17,963,396

Weighted average shares outstanding -assuming dilution (1)	19,392,490	19,230,690	19,319,055	19,167,450

(1)	2004 periods have been restated to reflect the effect of a 2-for-1 stock split distributed on April 15, 2005.

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